[LETTERHEAD OF DELOITTE & TOUCHE, LLP]




June 9, 1998


Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

Dear Sirs/Madams:

We have read and agree with the comments in sentences 3, 4, 5, 6 and 8 of paragraph one and paragraph 2 of Item 4 of Form 8-K/A of Tech Electro Industries, Inc. dated February 13, 1998. We have no basis to agree or disagree with regards to sentences 1, 2 or 7 of paragraph one and paragraphs three and four.

Yours truly,

/s/ Deloitte & Touche LLP